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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors

The Board of Directors
ENDOcare, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-30405) on Form S-8 of ENDOcare, Inc. of our report dated February 6, 1998, except as to note 14, which is as of March 24, 1998, relating to the balance sheets of ENDOcare, Inc. as of December 31, 1997 and 1996, and the related statements of operations, shareholders'/division equity (deficiency) and cash flows for each of the years in the two-year period ended December 31, 1997, and the related schedule, which report appears in the December 31, 1997 annual report on Form 10-K of ENDOcare, Inc.

                                                           KPMG PEAT MARWICK LLP


Orange County, California
March 30, 1998